EXHIBIT 10.36

SEPARATION AND RELEASE AGREEMENT
THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Joseph P. Campanelli (“Executive”) and Flagstar Bancorp, Inc. a Michigan corporation maintaining offices at 5151 Corporate Drive, Troy, Michigan 48098 (the “Company”). (Executive and the Company are also sometimes referred to herein collectively as the “Parties” or individually as the “Party”).
This Agreement is legally-binding. Executive is hereby advised to consult with an attorney before signing it.
WHEREAS, the Company is a holding company, primarily engaged, through its subsidiaries, in the business of obtaining funds in the form of deposits and wholesale borrowings and investing those funds in single-family mortgages and other types of loans;
WHEREAS, the Company operates Flagstar Bank FSB (the “Bank”) with its corporate headquarters located in Troy, Michigan;
WHEREAS, the Company and the Bank are highly regulated and this Separation and Release Agreement is subject to receipt of regulatory approvals and compliance with applicable legal requirements, including the regulations promulgated under the Emergency Economic Stabilization Act of 2008, as amended and the Federal Deposit Insurance Corporation's regulations codified at 12 C.F.R. § 359.2;
WHEREAS, Executive has been serving as the Company's and the Bank's President, their Chief Executive Officer, the Chairman of their Boards of Directors and as their Director pursuant to that certain Employment Agreement between the Parties entered into as of September 30, 2009 (the “Employment Agreement”);
WHEREAS, Executive and the Company have determined that it is in the mutual best interests of each respective Party that Executive's relationship with the Company pursuant to the Employment Agreement be concluded;
WHEREAS, on October 1, 2012 Executive resigned as President of the Company and the Bank and as the Chairman of the Boards of Directors of the Company and the Bank, effective that date and as the Chief Executive Officer of the Company and the Bank and as a Director of the Company and the Bank, effective November 1, 2012;
WHEREAS, the terms and conditions of the Employment Agreement are terminated effective as of November 1, 2012 (the “Separation Date”), except for those provisions specified herein which shall survive such termination;
WHEREAS, after the Effective Date of this Agreement, as defined elsewhere herein, the terms and conditions of Executive's working relationship with the Company shall be that of an independent contractor pursuant to a separate Consulting Agreement to be entered into between the Parties as provided herein; and
WHEREAS, the Parties desire to eliminate the potential for any dispute or controversy between Executive and the Company and/or the Bank relating to Executive's employment and his separation from employment.
NOW, THEREFORE, in order fully and finally to settle all disputes, differences, claims and/or other matters among the Company, the Bank and Executive, for the mutual consideration set forth herein, the parties hereby agree to the following terms and conditions:

1.
Wages. As soon as practicable following the Separation Date, and regardless of whether Executive executes this Agreement, the Company shall pay Executive in a lump sum all wages earned by Executive through the Separation Date but not previously paid.

2.	Unreimbursed Business Expenses and Legal Fees.

(a) Executive shall be reimbursed for his unreimbursed business expenses within fifteen (15) days of his request for reimbursement; provided that Executive submits appropriate supporting documentation, in accordance with applicable Company policy, to the Company's Human Resources Department no later than December 1, 2012.

(b) The Company shall pay Executive's reasonable expenses (including legal fees and expenses) incurred in connection with negotiating and drafting this Agreement and the Consulting Agreement referred to in Paragraph 6 of this Agreement, and related matters, within fifteen (15) days after his request for such payment; provided that Executive submits appropriate supporting documentation of such expenses to the Company's Human Resources Department no later than December 30, 2012.

3.
Supplemental Retirement Pension. Section 1.06 Supplemental Retirement Pension of the Employment Agreement shall survive the termination of the Employment Agreement; provided, however, that, except as provided below, said Section 1.06 shall be amended as set forth in this Section 3., such amendments to be effective immediately prior to the Separation Date. The Company has determined that is in its best interests to terminate and liquidate the deferred compensation arrangement (the “Plan”) providing for the Supplemental Retirement Benefit (as that term is defined in Section 1.06 of the Employment Agreement) since doing so will enable the Company to eliminate a significant liability at a substantial discount. The Company shall use its reasonable best efforts to seek and obtain approval from all appropriate regulatory authorities to accelerate payment to Executive of the Supplemental Retirement Benefit, to which Executive has a vested right and for which the Company has previously recognized compensation expense, accrued a liability for the payment in accordance with generally accepted accounting principles (“GAAP”) or segregated or otherwise set aside assets in a trust which may only be used to pay Plan benefits, and the amount of the accelerated payment of the Supplemental Retirement Benefit will not be in excess of the accrued liability computed in accordance with GAAP. Subject to (i) receipt of such approval which shall not contain any prohibition against the Company taking such action as contemplated in this Section, (ii) the Company's determination that such actions will not violate any applicable laws, and (iii) the other provisions of this Section, the Company shall take such actions as are necessary to terminate and liquidate the Plan providing for the Supplemental Retirement Benefit in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) as soon as practicable after the Effective Date, and the Company shall pay the Supplemental Retirement Benefit to Executive twelve (12) months and one (1) day following the completion of such termination and liquidation (the “Payment Date”). Notwithstanding any provision to the contrary contained in the Plan, but subject to the other provisions of this Section, the Company shall pay the Supplemental Retirement Benefit to Executive as a lump sum calculated as of the Payment Date in accordance with the methodology set forth in Section 1.06 of the Employment Agreement. Notwithstanding anything herein to the contrary, it is the Parties' intent that the termination and liquidation of the Plan comply with the exception provided by Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) from the general prohibition on the acceleration of payments under plans that provide for the deferral of compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything herein to the contrary, the accelerated payment of the Supplemental Retirement Benefit as contemplated by this Section will not result in an increase in the amount that was payable to Executive under Section 1.06 Supplemental Retirement Pension of the Employment Agreement.

Notwithstanding anything herein to the contrary, if the Company is unable to obtain the necessary regulatory approvals to accelerate the payment to Executive of the Supplemental Retirement Benefit, then Section 1.06 Supplemental Retirement Pension of the Employment Agreement shall not be amended, and the Company will pay the Supplemental Retirement Benefit at the time and pursuant to the procedures set forth in Section 1.06 of the Employment Agreement and subject to the terms and conditions of Sections 3.12, 4.01 and 4.02 of the Employment Agreement which Sections shall be deemed to have survived termination solely as they relate to the Supplemental Retirement Benefit and Section 1.06 of the Employment Agreement.

4.
Employment Agreement. Except as otherwise set forth herein, the Employment Agreement shall terminate in its entirety, including any provisions thereof which provide therein that they survive termination, as of the Separation Date. Without limitation of any other provision of this Agreement providing for survival of specified portion(s) of the Employment Agreement, Section 3.03 of the Employment Agreement shall survive termination of the Employment Agreement.

5.
Cessation of Benefits. Except as otherwise set forth herein, all employee benefits contained in the Employment Agreement shall cease as of the Separation Date; provided however, this provision shall not affect any vested rights Executive may have in any Company retirement or savings plans, including the Plan, in which Executive is participating as of the Effective Date of this Agreement. Executive's current medical and dental benefits coverage, if any, shall end on the Separation Date. Executive shall have the option to elect to continue his current Company medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Executive shall be notified of the procedures to access such coverage by separate correspondence. Except as specifically set forth in this Agreement, Executive shall have no further right to any additional wages, bonuses, stock options, severance, commissions, vacation, paid-time-off or other paid leave, insurance, stock options, or any other type of compensation or benefits of any kind from the Company or the Bank.

6.
Consulting Agreement. As of the Separation Date, the Company and Executive shall enter into that certain Consulting Agreement, attached hereto and incorporated herein for all purposes as Exhibit A. In the event that Executive were to revoke this Agreement pursuant to Paragraph 33, the Consulting Agreement shall automatically become null and void.

7.
Resignation from Positions. Executive shall upon the request of the Board of Directors of the Company (the “Board”) provide such written instruments as the Board may request to evidence his resignation from all director and/or officer positions that Executive holds with the Company, the Bank or any of their subsidiaries or affiliates.

8.
Release and Waiver of Claims. As of the date Executive executes this Agreement, in exchange for certain consideration provided by Company hereunder, consideration to which Executive acknowledges that he is not otherwise entitled, Executive hereby releases and discharges the Company, the Bank and all of their past and present parents, divisions, subsidiaries, affiliates, joint venture partners and related companies, and their respective past and present officers, directors, employees, partners, attorneys, investors, shareholders, representatives, agents, successors and assigns (collectively, the “Released Parties”) with respect to any and all claims, rights, demands, causes of action, obligations, damages or liabilities, whether asserted or unasserted, known or unknown, contingent or non-contingent, relating to his employment by the Company or the Bank or the termination of his employment or his service as a Director of the Company or the Bank, that Executive had in the past or now has, against the Released Parties through the date Executive signs this Agreement. Without limitation, this complete waiver and release includes any and all discrimination, compensation or other claims arising under Federal, State or local law or regulation including without limitation Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (collectively, the “ADEA”), the Americans With Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1866, and 42 U.S.C. §1981, and any amendments thereto or under common law, in contract, tort or other theories of recovery, relating in any way to the terms or conditions of Executive's employment with Company and/or the Bank, the termination of his employment and/or any incidents related thereto prior to the execution of this Agreement. This release is intended to apply to any rights Executive may have under any Company and/or Bank Severance Policy or practice and any employment agreement that may exist between Executive and the Company and/or the Bank, including the Employment Agreement (e.g., any rights Executive may have under Section 1.05 Compensation. (c) Discretionary Shares ) except to the extent of any rights under the Employment Agreement that are not terminated by this Agreement. Notwithstanding the foregoing, this release shall not affect (a) any rights Executive may have in any Company or Bank retirement or savings plans, including the Plan, or any medical or dental or other welfare plan in which Executive is participating as of the Separation Date, (b) Executive's eligibility for indemnification in accordance with the Employment Agreement, the organizational documents of the Company and its subsidiaries, or applicable laws, or under any applicable insurance policy, with respect to any liability Executive incurred or incurs in his capacity as a director, officer or employee of the Company, the Bank or any affiliate of either or (c) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and any of the Released Parties are jointly liable. This release provision shall not release Executive's rights under this Agreement.

9.
Covenant Not To Sue. From the date of Executive's execution of this Agreement forward, Executive shall not institute any actions or lawsuits, or otherwise assert or attempt to assert any claim against the Released Parties with respect to any released claim pursuant to Paragraph 8 above relating to his employment by the Company or the Bank or the termination of his employment or his service as a Director. Nevertheless, nothing in this Agreement shall prohibit Executive from initiating or participating in a proceeding before any State or Federal agency involving the Released Parties, provided that Executive waives any monetary benefits or other relief against the Released Parties resulting or arising from any such proceeding.

10.
Release of Age Claims. Executive understands that the release set forth in Paragraph 8 above includes a release and waiver of any claims Executive may have under the ADEA against the Released Parties prior to and including the date Executive executes this Agreement. Executive understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Executive acknowledges that he has been given a reasonable period of time to consider this Agreement and the release paragraph. Executive further understand that by signing this Agreement Executive - on behalf of himself, his family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any - are in fact waiving, releasing and forever giving up any claim under the ADEA (subject to the revocation period set forth in Paragraph 33 below) that may have existed on or prior to the date upon which Executive executes this release. Executive acknowledge that the benefits to be provided to Executive pursuant to this Agreement exceed anything of value to which Executive would otherwise be entitled, if Executive did not execute this Agreement.

11.
Waiver of Known and Unknown Claims. Executive expressly acknowledges that the release of claims (as set forth in Paragraphs 8 and 10 above) is intended to include all claims of any kind relating to his employment by the Company or the Bank or the termination of his employment or service as a Director of the Company or the Bank, including those that Executive does not know or suspect to exist in his favor, through the date Executive signs this Agreement.

12.
No Admission of Liability or Unlawful Conduct. Neither this Agreement, nor the furnishing of the consideration pursuant to this Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company, the Released Parties or Executive regarding any liability or unlawful conduct of any kind.

13.
Return of the Company', the Bank's and/or Released Parties' Materials and Property. Executive represents that upon the Company's request, he shall return to the Company all documents, laptops, cell phones, equipment, keys, files, memoranda, records, credit cards, and other physical or personal property belonging to any of the Released Parties, including but not limited those belonging to the Company and/or the Bank. Executive shall also provide the Company with all passwords which Executive has created and/or utilized to password protect any and all files on Company or Bank equipment. Further, Executive represents that he has not and shall not destroy, alter, erase or otherwise change any software, data or other information belonging to the Company and/or the Bank.

14.
Non-disparagement and Public Statements. Executive shall not make any untrue, misleading, or disparaging statements, or comments concerning any of the Released Parties and/or their business acumen. Further, Executive shall not make any public statement of any kind about the Company, the Bank or any of the Released Parties after the date hereof. The Company and the Bank shall not, and shall instruct their directors and senior officers not to, make any untrue, misleading, or disparaging statements, or comments concerning Executive and/or his business acumen. Further, the Company and the Bank shall not, and shall instruct their directors and senior officers not to, make any public statement of any kind about Executive after the date hereof. Notwithstanding the foregoing, the provisions of this Section shall not be deemed to prohibit any disclosure or testimony required by any applicable law.

15.
Confidentiality. Executive shall continue to abide by the Company's and the Bank's confidentiality policies and any agreement(s) regarding confidentiality that Executive has with the Company and/or the Bank. Further, Executive acknowledges that, during his employment, the Company and the Bank provided Executive with information that they respectively considered Confidential Information, as defined below. All proprietary, confidential and trade secret information of the Company and its affiliates, including but not limited to the following, shall constitute “Confidential Information”: the database of customer accounts; customer, supplier and distributor lists; customer profiles; information regarding sales and marketing activities and strategies; trade secrets; data regarding technology, products and services; information regarding pricing, pricing techniques and procurement; financial data and forecasts regarding the Company and customers, suppliers and distributors of the Company; software programs and intellectual property. All Confidential Information shall be and remain the sole property of the Company and its assigns, and the Company shall be and remain the sole owner of all patents, copyrights, trademarks, names and other rights in connection therewith and without regard to whether the Company was at any particular time developing or marketing the same. Executive acknowledges that the Confidential Information is a valuable, special and unique asset of the Company and that his access to and knowledge of the Confidential Information was essential to the performance of his duties as an executive with the Company and the Bank. In light of the competitive nature of the business in which the Company is engaged, Executive shall maintain the strict confidentiality of all Confidential Information known or obtained by him or to which he had access in connection with his engagement by the Company and that, other than in connection with his performance of his duties on behalf of the Company, he shall not, without prior written consent of the Company's Board of Directors for and on behalf of the Company, (i) disclose any Confidential Information to any person or entity or (ii) make any use of any Confidential Information for his own purposes or for direct or indirect benefit of any person or entity other than the Company. Confidential Information shall not be deemed to include (a) information which becomes generally available to the public through no fault of Executive, (b) information which was previously known by Executive prior to his receipt of such information from the Company, (c) information which becomes available to Executive on a non-confidential basis from a source which, to Executive's knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to the Company or (d) information which is required to be disclosed in order to comply with any applicable law or court order. Executive shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and shall immediately notify the Company in the event of any unauthorized use or disclosure of the Confidential Information. This provision shall survive the termination of Executive's employment relationship.

Further, Executive represents and warrants that as of the Separation Date he has not violated the Employment Agreement's Sections 2.01 Confidentiality, 2.02 No Solicitation of Employees, 2.03 No Solicitation of Customers or 2.04 Non-Competition.

16.
No Authority. As of the Separation Date, Executive shall have no authority to obligate the Company or the Bank in any manner, and shall not enter into any contracts on the Company's or the Bank's behalf. Executive shall not make any representation, warranty, or other statement, or take any action, that may be construed by a third party to indicate that Executive has authority to obligate the Company or the Bank or to enter into a contract on the Company's or the Bank's behalf.

17.
Section 409A. The parties intend that this Agreement shall comply with Section 409A of the Code to the extent of any provisions subject thereto and this Agreement shall be interpreted consistently with such intent. If any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company and Executive shall endeavor to reform such provision; provided that they will (a) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (b) the Company shall notify and consult with Executive regarding such proposed amendments or modifications as soon as practicable after it becomes aware of the need for any such change. To the end of ensuring compliance with Section 409A, the Company and Executive agree that the references in Section 4.01 of the Employment Agreement to “termination of employment” and similar terms are and have at all times been construed to mean “separation from service” within the meaning of Section 409A, and the Company agrees that it satisfies the conditions in Internal Revenue Service Notice 2010-6, Section (IV)(B) for adopting this construction. Further, notwithstanding anything to the contrary, to the extent required by Section 409A: (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year; (b) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit; (c) no reimbursement under this Agreement shall be made later than the last day of the calendar year following the calendar year in which the expense was incurred; and (d) the expenses to be reimbursed must have been incurred on before the date of execution of this Agreement.

18.
Injunctive Relief. Executive acknowledges that the Company and/or the Bank shall suffer irreparable injury, if Executive breaches any of his obligations under this Agreement including but not limited to the provisions concerning Confidential Information, the loss of which cannot reasonably or adequately be compensated in damages in action of law. Accordingly, in addition to any other remedies available, the Company shall be entitled to injunctive relief against any breach or prospective breach of Executive's obligations under this Agreement, without the necessity of posting a bond.

19.
Remedies. Any material breach by either Party of the terms and conditions contained in this Agreement (which breach is not cured to the reasonable satisfaction of the non-breaching Party within ten (10) days after delivery by the non-breaching Party of notice to the breaching Party specifying the nature of such breach in reasonable detail) shall give the non-breaching Party the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law, and shall entitle the non-breaching Party to legal, injunctive, or other equitable relief on account of such breach.

20.
Waiver. If either Party breaches any term of the Agreement, any delay by the other Party to enforce the Agreement shall not be deemed a waiver or acceptance. No waiver shall bind a Party unless supported by consideration, executed in writing, and delivered to the other Party by an authorized Company officer in the case of the Company, or in the case of Executive by Executive or an authorized representative.

21.
Confidentiality of Agreement. The terms of this Agreement shall be confidential to the extent allowed by applicable law. Unless and until this Agreement is made public by the Company, Executive shall not disclose its terms to anyone other than any tax authority or his spouse, attorney, accountant or tax advisor, without the Company's prior written approval. Executive shall notify his spouse, attorney, accountant and tax advisor of the confidential nature of this Agreement. The foregoing notwithstanding, Executive may provide prospective employers with a copy of Section 7. Confidentiality and Non-Solicitation of the Consulting Agreement for the purpose of notifying such prospective employers of Executive's obligations thereunder.

22.
Controlling Law and Venue. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO NEW YORK'S CONFLICT OF LAW RULES. VENUE FOR DETERMINATION OF ANY DISPUTE ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN NEW YORK COUNTY, NEW YORK.

23.
Severability. If for any reason any provision of this Agreement is determined to be invalid, unenforceable or contrary to any existing or future law to any extent, such provision shall be enforced to the extent permissible under the law and such invalidity, unenforceability or illegality shall not impair the operation of or otherwise affect those portions of this Agreement which are valid, enforceable and legal.

24.
Tax Implications. Executive acknowledges that none of the Company's, the Bank's or their attorneys has made any representations or promises with respect to the tax treatment of any consideration paid in accordance with this Agreement. Executive acknowledges that Executive shall be solely responsible for any tax liabilities associated with the payments paid in compliance with Paragraphs 1, 2 and 3 above.

25.
Attorneys' Fees. In any dispute between Executive and the Company regarding the provisions of this Agreement and/or any alleged breach thereof, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees arising out of such dispute, provided that such recovery is not otherwise prohibited by law.

26.
Headings and Section References. All headings used in this Agreement are intended for convenience and reference only and shall not in any manner amplify, limit, modify, amend, or otherwise be used in the construction or interpretation of any provision in this Agreement.

27.
No Representations. Executive represents and acknowledges that in signing this Agreement, Executive does not rely, and has not relied, upon any representation or statement not set forth in this Agreement made by the Company or by any of its employees, managers, officers, directors, shareholders, agents, representatives or attorneys with regard to the subject matter of this Agreement.

28.
Entire Agreement. Except as specifically set forth herein, this Agreement sets forth the entire agreement with respect to the subject matter hereof and supersedes any and all prior contracts, agreements, arrangements, policies, practices, communications, discussions, representations, warranties, or understandings with respect to the subject matter hereof. Executive warrants that no promise, inducement, or agreement not expressed herein has been made to Executive in connection with this Agreement. This Agreement shall not be altered, amended, modified or otherwise changed in any respect whatsoever except by an executed written agreement signed by an authorized officer of the Company and Executive, and this Agreement shall not be orally altered or modified or otherwise changed by oral communication of any kind or character.

29.
Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Executive's heirs, personal representatives, successors and assigns and the Company's, the Bank's and the Released Parties' successors and assigns.

30.
Counterparts; Faxed and Scanned Signatures. This Agreement may be executed in any number of multiple counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Each such counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed and scanned signatures shall have the same effect as original signatures.

31.	Encouragement and Advisement to Consult with Attorney. Executive is hereby advised in writing to consult with an attorney before executing this Agreement

32.
Knowing and Voluntary Acceptance of Release. Executive acknowledges and agrees that: (a) after Executive received a copy of this Agreement in writing that Executive had adequate opportunity to review this Agreement; (b) Executive fully understands its contents; (c) Executive has been advised in writing to consult an attorney before signing it; and (d) Executive enters into this Agreement knowingly, voluntarily and after any consultations with his attorney or other advisor, as Executive deems appropriate. Further:

i)
Executive acknowledges that he had at least twenty-one (21) calendar days from receipt of this Agreement, to consider whether to accept its terms. Any changes to this Agreement, whether material or immaterial, shall not restart the running of the 21-day period.

ii)
In order for Executive to be eligible for the benefits described herein, Executive must sign and return this Agreement no later than 5:00 p.m., on November 15, 2012 to the Chairman of the Board of Directors of the Company, 5151 Corporate Drive, Troy, Michigan 48098.

iii)	The foregoing notwithstanding, Executive shall not sign this Agreement before the Separation Date.

33.
Revocation. After signing the Agreement and properly returning it to the Company, Executive shall have seven (7) calendar days to consider whether to revoke it (the “Revocation Period”). If Executive chooses to revoke this Agreement, Executive must notify the Chairman of the Board of Directors of the Company at 5151 Corporate Drive, Troy, Michigan 48098 in writing before the expiration of the Revocation Period. Executive acknowledges that this Agreement shall become effective, fully enforceable and irrevocable seven (7) days after Executive signs this Agreement (the “Effective Date”). This Agreement shall be null and void if: (a) Executive signs it within twenty-one (21) days, but Executive revokes his execution within seven (7) calendar days after signing it, or (b) Executive signs it before the Separation Date.

[Signature Page Follows]

Please read carefully, as this document includes a release of claims, and this Agreement is legally-binding.
IN WITNESS WHEREOF, this Separation and Release Agreement has been executed by the parties below.

Dated: November 8, 2012	/s/ Joseph P. Campanelli
Joseph P. Campanelli

Flagstar Bancorp, Inc.

/s/ Paul D. Borja
Paul D. Borja Executive Vice-President and Chief Financial Officer

EXHIBIT A

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2012, by and between Flagstar Bancorp, Inc. a Michigan corporation maintaining offices at 5151 Corporate Drive, Troy, Michigan 48098 (the “Company”) and Joseph P. Campanelli, residing at 55 Livermore Drive, Wellesley, MA 02481, (the “Consultant” and from time to time as “Campanelli”) (the Company and Consultant are also herein sometimes collectively referred to as the “Parties” or individually as the “Party”).
WHEREAS, the Company is a holding company, primarily engaged, through its subsidiaries, in gathering deposits, offering consumer and commercial financial products and services to individuals and businesses, providing deposit and cash management services to governmental units, originating or purchasing one-to-four family residential mortgage loans through retail and wholesale channels, selling those loans, with servicing retained, into the secondary market (the “Business of the Company”);
WHEREAS, the Company operates Flagstar Bank FSB (the “Bank”) with its corporate headquarters located in Troy, Michigan;
WHEREAS, Campanelli has served as the Company's and the Bank's President, their Chief Executive Officer, the Chairman of their Boards of Directors and as a Director of the Company and the Bank pursuant to that certain Employment Agreement between the Parties entered into as of September 30, 2009 (the “Employment Agreement”);
WHEREAS, the Employment Agreement was mutually terminated by the Parties as of November 1, 2012 and Campanelli has resigned from all positions held with the Company and the Bank pursuant to that certain Separation and Release Agreement entered into by the Parties as of November 1, 2012 ( the “Separation Agreement”);
WHEREAS, Campanelli has knowledge of valuable institutional history regarding the Company, the Bank and the Business of the Company, and the Company desires to engage Campanelli as a consultant to provide services hereunder to assist the Company and the Bank for a limited period of time in order to, among other things, coordinate the transition to a new Chief Executive Officer and to assist the Company in its efforts to address regulatory matters; and
WHEREAS, the Company and the Bank are highly regulated at both the federal and state level and this Consulting Agreement is subject to receipt of regulatory approvals and compliance with applicable legal requirements, including the regulations promulgated under the Emergency Economic Stabilization Act of 2008, as amended, and the Federal Deposit Insurance Corporation's regulations codified at 12 C.F.R. § 359.2.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, Company and Consultant hereby agree as follows:

1.	Scope of Services.

(a)
During the Term of this Agreement, Consultant shall perform the services as set forth in Exhibit A, attached hereto and incorporated herein for all purposes, as may be supplemented from time to time by agreement in writing signed by the Parties (collectively, the “Consulting Services”).

(b)
During the Term of this Agreement, Consultant shall report directly to the Chair of the Compliance Committee of the Board of Directors of the Company or in his/her absence the Vice-Chair of said Compliance Committee.

(c)	The Consulting Services shall only be performed by Campanelli.

(d)	Consultant shall provide the Consulting Services in a professional manner in accordance with commonly accepted business practices within the banking industry.

(e)
Consultant shall provide all materials and equipment necessary to perform the Consulting Services and shall utilize his own office facilities. The Company shall not be responsible for providing any equipment or office space to Consultant for the Consulting Services.

(f)	The CONSULTING Services shall be performed in accordance with applicable Federal and State laws and regulations.

2.	Term.

(a)
Unless earlier terminated as hereinafter provided, the Term of this Agreement shall commence as of November 1, 2012, and shall continue thereafter until May1, 2013 (the “Term”). If not earlier terminated or mutually agreed in writing to be extended, this Agreement shall automatically terminate upon May 1, 2013 (the “Expiration Date”).

(b)	The Company may terminate this Agreement at any time for any or no reason upon thirty (30) days prior written notice to Consultant.

(c)	This Agreement shall automatically terminate upon the death of Campanelli or upon Campanelli's material employment or material engagement as a consultant by another financial service institution.

(d)	This Agreement shall automatically terminate if Campanelli revokes the Separation Agreement.

3.	Fees. During the Term, Consultant shall be compensated for the Consulting Services, as follows:

(a)
The Company shall pay Consultant a Monthly Consulting Fee of $220,833.33 each month of the Term of which amount $158,333.33 shall be paid in cash (the “Cash Fee”) and $62,500.00 shall be paid to Consultant in the form of a grant of unrestricted shares of the Company's common stock, par value $0.01 per share, subject to the terms of the Stock Award Agreement in the form of Exhibit B attached hereto and incorporated herein (the “Common Stock”). The Common Stock shall have an aggregate Fair Market Value (as defined below) on the date of each grant equal to $62,500.00 (the “Unrestricted Stock Fee”). (The Cash Fee and the Unrestricted Stock Fee are collectively referred to herein as the “Monthly Consulting Fee”). The Monthly Consulting Fee shall be prorated for any partial month in which this Agreement is terminated in accordance with the terms hereof.

(b)	The Cash Fee and the Unrestricted Stock Fee shall be payable to Consultant with no deduction for taxes upon the last day of each calendar month of the Term.

(c)
In regards to the monthly payment of the Unrestricted Stock Fee, the Company shall cause its stock transfer agent to transfer the appropriate number of shares of Common Stock earned each month electronically into Campanelli's Dividend Reinvestment Plan (“DRiP”) account to be established with Raymond James, promptly after the end of the month to which such payment relates.

(d)
As of the date of execution of this Agreement, the Company shall grant Consultant restricted shares of the Common Stock pursuant to the Company's 2006 Equity Incentive Plan having an aggregate Fair Market Value (as defined below) on the date of grant equal to $500,000.00, which restricted shares shall vest upon completion by Consultant of the performance goals (“Performance Goals”), attached hereto as Exhibit C and incorporated herein, provided that Consultant has been in continuous service for the Company as a consultant hereunder through the date of completion of the Performance Goals. Such grant vesting shall be subject to the terms of the grant agreement in the form attached hereto and incorporated herein as Exhibit D (the “Restricted Stock Grant”). The Performance Goals have been determined by the Board of Directors of the Company (the “Board”) or a committee thereof designated to make such determination, in its sole discretion, after consultation with Consultant. The Parties agree that the Performance Goals are reasonably achievable without excessive risk taking in the context of the Company's business plan approved by the Board or such committee.

(e)
For purposes of this Agreement, “Fair Market Value” means the value of one share of Common Stock, based upon Flagstar Bancorp, Inc.'s closing price as reported by the New York Stock Exchange (“NYSE”) on the date of determination. In regards to the monthly Unrestricted Stock Fee, the date of determination is the last trading day of the month to which such Unrestricted Stock Fee relates. In regards to the Restricted Stock Grant, the date of determination is November 1, 2012.

(f)	The Monthly Consulting Fee and the Restricted Stock Grant are collectively referred to herein as the “Fees.”

(g)
The Fees shall be reflected on Form 1099 of the Internal Revenue Service. Consultant shall be responsible for the payment of all taxes associated therewith and shall indemnify the Company for all penalties and interest incurred by the Company related to Consultant's failure to pay any federal, state or local income taxes when due.

4.
Expenses. The Company shall reimburse Consultant for his reasonable and necessary business expenses incurred in providing the Consulting Services in accordance with its policies and practices. Further, in order for such expenses to be eligible for reimbursement by the Company, all expenses shall be reflected in an itemized statement remitted to the Company within thirty (30) days of the incurrence of such expense and accompanied by substantiating bills, invoices or receipts. Eligible expenses with proper substantiation shall be reimbursed by the Company within thirty (30) days of its receipt of the itemized statement.

5.
Independent Contractor. Consultant shall provide the Consulting Services as an independent contractor, using his own means and methods. As an independent contractor, Consultant shall accept exclusive liability regarding the Consulting Services being provided hereunder, including compliance with applicable federal, state and local laws, regulations and ordinances; provided, however, that Consultant shall be liable to the Company only for willful misconduct or gross negligence of Consultant in performing the Consulting Services hereunder, notwithstanding the standard for performance specified in Section 1(d), and/or Consultant's breach of the terms contained in this Agreement. Consultant acknowledges that, he is not an employee of Company nor any of its parents, subsidiaries or affiliates and is not entitled to participate in the Company's or any of its affiliates' employee benefits.

6.
Control and Exclusive Use. Consultant retains the sole and exclusive right to control the manner or means by which his obligations are to be performed under the terms of this Agreement. Consultant shall be fully responsible for the performance of the Consulting Services encompassed by this Agreement and shall possess any and all control over the Consulting Services he performs. Consultant shall determine the method of performing the Consulting Services, and Consultant has the right to determine what hours he shall provide the Consulting Services and the right to determine where to perform the work, as he deems appropriate and necessary, given the Consulting Services to be provided.

7.	Confidentiality and Non-Solicitation.

(a)
Confidentiality. In the course of performing his duties for the Company, the Company agrees to provide Consultant with certain proprietary, confidential and trade secret information of the Company and its affiliates, including but not limited to: the database of customer accounts; customer, supplier and distributor lists; customer profiles; information regarding sales and marketing activities and strategies; trade secrets; data regarding technology, products and services; information regarding pricing, pricing techniques and procurement; financial data and forecasts regarding the Company and customers, suppliers and distributors of the Company; software programs and intellectual property (collectively, the “Confidential Information”). All Confidential Information shall be and remain the sole property of the Company and its assigns, and the Company shall be and remain the sole owner of all patents, copyrights, trademarks, names and other rights in connection therewith and without regard to whether the Company is at any particular time developing or marketing the same. Consultant acknowledges that the Confidential Information is a valuable, special and unique asset of the Company and that his access to and knowledge of the Confidential Information is essential to the performance of his duties as an independent contractor to the Company. In light of the competitive nature of the business in which the Company is engaged, Consultant agrees that he will, both during the Term and thereafter, maintain the strict confidentiality of all Confidential Information known or obtained by him or to which he has access in connection with his engagement by the Company and that, other than in connection with his performance of his duties on behalf of the Company, he will not, without prior written consent of the Company's Board of Directors for and on behalf of the Company, (i) disclose any Confidential Information to any person or entity or (ii) make any use of any Confidential Information for his own purposes or for direct or indirect benefit of any person or entity other than the Company. Confidential Information shall not be deemed to include (a) information which becomes generally available to the public through no fault of Consultant, (b) information which is previously known by Consultant prior to his receipt of such information from the Company, (c) information which becomes available to Consultant on a non-confidential basis from a source which, to Consultant's knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to the Company or (d) information which is required to be disclosed in order to comply with any applicable law or court order. Immediately upon termination of Consultant's engagement hereunder or at any other time upon the Company's request, Consultant shall return to the Company all memoranda, notes and data, computer software and hardware, records or other documents compiled by Consultant or made available to Consultant during Consultant's engagement hereunder as an independent contractor to the Company concerning the Business of the Company, including without limitation, all files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom.

(b)
No-Solicitation of Employees. Consultant agrees that, both during the Term and for a period of one (1) year following the termination or expiration of this Agreement, Consultant shall not, directly nor indirectly, on behalf of himself or any other person or entity, hire, engage or solicit to hire for employment or to engage for consulting or other provision of services, any person who is actively employed (or during the six (6) month period preceding the termination or expiration of this Agreement was actively employed) by the Company. This prohibition includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any person employed by the Company to terminate his or her employment with the Company.

(c)
No-Solicitation of Customers. Consultant agrees that, both during the Term and for a period of one (1) year following the termination or expiration of this Agreement, Consultant shall not, directly nor indirectly, on behalf of himself or any competitor of the Company in the Business of the Company, solicit the business of, nor accept business from, any entity having its principal place of business within the state of Michigan who is (or during the six (6) month period preceding the termination or expiration of this Agreement was) a customer of the Company. This prohibition includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any such entity to terminate its business relationship with the Company.

(d)
Non-Competition. In return for the Company's promises herein, including the promise to provide Consultant with Confidential Information, during the Term and for a period of one (1) year following the termination or expiration of this Agreement, Consultant shall not, on behalf of himself or for others, directly or indirectly (whether as employee, consultant, investor, partner, sole proprietor or otherwise), be employed by, perform any services for, or hold any ownership interest in any business engaged in the Business of the Company in the state of Michigan. The Parties agree that this subsection shall not prohibit the ownership by Consultant, solely as an investment, of securities of an entity engaged in the Business of the Company in the state of Michigan if (i) Consultant is not an “affiliate” (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) Consultant does not, directly or indirectly, beneficially own more than two percent (2%) of the class of which such securities are a part.

(e)	Survival. Sections (a) Confidentiality, (b) No Solicitation of Employees. (c) No Solicitation of Customers and (d) Non-Competition above shall survive the termination or expiration of this Agreement.

8.
Reasonableness of Restrictions. Consultant acknowledges that the restrictions in this Agreement, are reasonable, are not vague, overbroad, or indefinite, and are designed to protect the legitimate business interests of the Company and its affiliates, and that in the event of a breach of such covenants, the damages to the Company would be difficult or impossible to ascertain, and in addition to any other remedies which the Company may have under the law for breach of any or all of said covenants, the Company shall be entitled to injunctive or other equitable relief against the violation of any said covenants. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the provision in its reduced form shall be valid and enforceable to the full extent permitted by law.

9.	Representations and Warranties.

(a)
The Company and Consultant each represent and warrant that (i) it has the full power and authority to enter into this Agreement, subject to regulatory approval, (ii) this Agreement is binding on and enforceable against it in accordance with its terms, and (iii) the compliance by it with its obligations hereunder will not conflict with or result in a breach of any agreement or order to which it is a party or is otherwise bound.

(b)
The Company represents and warrants that the Company's Board of Directors has reviewed and approved the terms of this Agreement, which approval is reflected in the minutes of the Board of Directors, and that those minutes and this Agreement are held as an official record of the depository institution.

(c)
The Company represents and warrants that a form of this Agreement has been provided to the Federal Deposit Insurance Corporation (the “FDIC”) and the Board of Governors of the Federal Reserve System for their consideration as to whether these agencies consider this Agreement and any and all of the payments to be made by the Company pursuant hereto to be golden parachute payments as that term is defined in 12 C.F.R. Part 359.

10.
Nonexclusive Agreement. This Agreement is non-exclusive to Consultant and he may engage in business relationships with other entities regarding services; provided that such services do not violate the provisions of Section 7, above. Moreover, Consultant acknowledges that the Company may in its sole judgment contact any entity to which Consultant is providing consulting services in the future and inform said entity of Consultant's obligations pursuant to Section 7, above.

11.	Indemnification.

(a)
Consultant shall indemnify, defend and hold the Company and its affiliates and their respective shareholders, directors, officers, employees, agents, representatives, successors and assigns (collectively the “Indemnified Parties”) harmless from any and all claims, damages, liability, injuries, loss and expenses, including reasonable attorney fees actually incurred, that any of the Indemnified Parties may incur resulting from or in any way incident to (i) the willful misconduct or gross negligence of Consultant in performing the Consulting Services hereunder; and/or (ii) Consultant's breach of the terms contained in this Agreement, other than a failure by Consultant to adhere to the standard for performance specified in Section 1(d).

(b)
The Company shall indemnify and hold Consultant harmless from any and all claims, damages, liability, inquiries, loss and expenses, including reasonable attorney fees actually incurred (collectively, “Claims”), that Consultant may incur resulting from or in any way incident to (i) Consultant's performance of the Consulting Services hereunder (but not including Claims resulting from or in any way incident to the willful misconduct or gross negligence of Consultant and/or (ii) the Company's breach of the terms contained in this Agreement.

12.	No Assignments. Consultant shall not assign nor transfer any rights or obligations under this Agreement; any attempted assignment or transfer shall be void.

13.
Compliance with Law. Consultant shall comply with all applicable laws in any manner affecting the Consulting Services. Notwithstanding anything herein to the contrary, if the Fees provided for herein would cause the Company to contravene any law, regulation or policy applicable to the Company or any of its affiliates, the Parties agree that such Fees shall be paid only to the extent permitted by law, regulation and policy. Without limiting the foregoing, any Fee or component thereof paid by the Company hereunder shall be subject to the provisions of 12 C.F.R. Part 359. If a federal regulatory agency determines that this Agreement or any Fee or component thereof paid by the Company hereunder is deemed to violate the provisions of 12 C.F.R. Part 359, the Company shall exercise its best reasonable efforts to obtain the approval of the Board of Governors of the Federal Reserve System, and the concurrence of the FDIC, to make the payments provided herein (or, to the extent that they will not approve payment in full, such lesser portion as shall be acceptable to them and to Consultant). In the event that the Company is not successful in obtaining said approvals, the Company's obligation to pay any such Fee payment shall be null and void and the provisions in this Agreement regarding such Fee shall be deemed null and void. Further, in the event that such Fee payment has already been made to Consultant and a regulatory agency subsequently disapproves said Fee payment, Consultant shall re-pay such amount to the Company within five (5) business days following Consultant's receipt of notice of same.

14.
Applicable Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. MOREOVER, VENUE FOR ANY CAUSE OF ACTION FILED BY EITHER PARTY SEEKING TO ENFORCE THIS AGREEMENT, SHALL BE LIMITED TO THE COURTS OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK.

15.
Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement, which can be given effect without the invalid provisions or applications, and, to this end, the provisions of this Agreement are declared to be severable.

16.
Injunctive Relief. The Parties shall be entitled to injunctive relief, and all similar remedies as well as damages and all further relief, in the event of any breach or threatened breach of the terms of this Agreement.

17.
Waiver of Breach. No waiver of any breach of any term or provision of the Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach.

18.
Section 409A. The Parties intend that this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), to the extent of any provisions subject thereto and this Agreement shall be interpreted consistently with such intent. If any provision of this Agreement (or of any award of compensation) would cause Consultant to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company and Executive shall endeavor to reform such provision; provided that they will (a) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (b) the Company shall notify and consult with Consultant regarding such amendments or modifications as soon as practicable after it becomes aware of the need for any such change. Further, notwithstanding anything to the contrary contained herein, to the extent required by Section 409A of the Code: (a) the amount of expenses eligible for reimbursement under this Agreement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (b) the right to reimbursement under this Agreement shall not be subject to liquidation or exchange for another benefit; (c) no reimbursement under this Agreement shall be made later than the last day of the calendar year following the calendar year in which the expense was incurred.

19.
Notice. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when received by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other addresses as a Party may specify by notice pursuant to this provision):

Notices to the Company shall be addressed to:

Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Attention: Chief Executive Officer

Notices to Consultant shall be addressed to:

Joseph P. Campanelli
55 Livermore Drive
Wellesley, MA 02481

20.
Entire Agreement. This instrument constitutes and contains the entire agreement and final understanding among the Parties regarding the Consulting Services to be provided by Consultant to the Company and/or its affiliates. It supersedes all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the Parties concerning the Consulting Services provided by Consultant. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against any Party. This Agreement may be modified only by written instrument duly executed by each of the Parties. No person has any authority to make any representation or promise on behalf of any of the Parties not set forth herein, and this Agreement has not been executed in reliance upon any representations or promises except those contained herein.

21.	Survival. Notwithstanding any provision in this Agreement to the contrary, the provisions of Sections 7 and 11 shall survive the expiration or termination of this Agreement.

22.
Counterparts; Faxed and Scanned Signatures. This Agreement may be executed in any number of multiple counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Each such counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed and scanned signatures shall have the same effect as original signatures.

23.
Construction. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted without giving effect to any principle of construction that would otherwise require this Agreement to be construed against the Party that drafted it solely because such Party drafted this Agreement.

IN WITNESS WHEREOF, the undersigned representatives of the Parties have executed this Agreement effective as of the Effective Date

Flagstar Bancorp, Inc.

Date: November 8, 2012	/s/ Paul D. Borja
Paul D. Borja Executive Vice-President and Chief Financial Officer

Joseph P. Campanelli, individually
/s/ Joseph P. Campenelli
Joseph P. Campenelli

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Consultant shall:

•	Assist in the transition to new C.E.O.;

•Ensure retention of key personnel, as requested by new C.E.O.;

•	Work with new C.E.O. and with C.F.O. to ensure Q3 and Q4 and YE 2012 financials are closed and reported on a timely basis;

•	Assist in exiting substantially all (at discretion of new C.E.O.) New England commercial loan and lease positions at pricing targets to be specified in more detail by the new C.E.O.;

•	Assist in exiting substantially all (at discretion of new C.E.O.) specialty loan and lease positions at pricing targets to be specified in more detail by the new C.E.O.;

•	Assist in winding down and/or orderly transfer of New England operations;

•	Assist in the Bank's future participation in HUD's Single-Family Loan Sales auctions (as directed by new C.E.O.);

•	Assist in litigation and other settlements and conversations with MBIA and AGO and mortgage insurers and with Fannie / Freddie (as directed by new C.E.O.);

•	Continue to be supportive in any and all communications with employees, stockholders, regulators, Flagstar counter-parties, media outlets, advisors and other stakeholders; and

•	Be available either in person or by telephone (as required) to facilitate this transition.

EXHIBIT B

FLAGSTAR BANCORP, INC.
2006 EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT
THIS STOCK AWARD AGREEMENT (this “Agreement”) is effective as of November 1, 2012 by and between Flagstar Bancorp, Inc., a Michigan corporation (the “Company”) and Joseph P. Campanelli (the “Grantee”).
WHEREAS, the Company sponsors and maintains the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (the “Plan”);
WHEREAS, the Company and the Grantee entered into a Consulting Agreement effective as of November 1, 2012 (the “Consulting Agreement”) which contemplates a portion of the Grantee's Monthly Consulting Fee be paid thereunder as unrestricted stock awards granted hereunder;
WHEREAS, the Grantee, as an Eligible Person, has been selected by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to receive grants of Stock under the Plan;
WHEREAS, the Compensation Committee noted that the Consulting Agreement and this Agreement comply with the requirements of Internal Revenue Code Section 409A (“409A”), the Internal Revenue Service and Department of the Treasury regulations, and any requirements applicable to the Company under the TARP Capital Purchase Program (the “TARP Regulations”), do not encourage the Grantee to take unnecessary or excessive risks that could threaten the value of the Company, were structured using reasonable efforts to limit any unnecessary risks that such arrangements pose to the Company, and do not have any features that would encourage the manipulation of the reported earnings of the Company to enhance Grantee's compensation, and further approved the Consulting Agreement and this Agreement as presented;
WHEREAS, Section 6.1 of the Plan requires grants awarded thereunder to be evidenced by a written agreement;
NOW, THEREFORE, the Company and the Grantee hereby agree as follows:
Section 1. General. This Agreement and the Stock granted hereunder are subject in all respects to the terms and conditions of the Plan and the Consulting Agreement. Capitalized terms used in this Agreement without further definition shall have the same meanings given to such terms in the Plan or, if such terms do not appear in the Plan, the same meanings given to such terms in the Consulting Agreement.

Section 2. Grant of Stock Awards. The Company will award to the Grantee, on the last day of each calendar month during the Term of the Consulting Agreement (each such day a “Grant Date”), Stock equating to the number of unrestricted shares of the Company's common stock, par value $0.01 per share (the “Common Stock”) which have a Fair Market Value as defined in the Consulting Agreement (the “FMV”), of $62,500.00 per month, pro-rated for any partial month.

Section 3. Term of Stock Awards. Pursuant to the Consulting Agreement, the grants hereunder shall continue to be granted on each Grant Date during the Term of the Consulting Agreement. Upon the early termination of the Consulting Agreement for any reason, the Grantee shall receive the pro-rated value of any ungranted grants for the compensation period ending on or before the date of such termination.

Section 4. Withholding Taxes. By executing this Agreement, the Grantee authorizes the Company to withhold, or Grantee agrees to pay to the Company, the full amount of any Federal, state and local taxes necessary to satisfy any applicable withholding obligations with respect to any taxable income resulting from the granting of stock pursuant to this Agreement and as permitted by Section 12.8 of the Plan.

Section 5. Issuance of Shares. On each Grant Date, the Company will issue the number of shares of Common Stock awarded on that Grant Date under this Agreement. The Grantee or any successor of the Grantee has no right or any privilege of a shareholder of the Company in respect of any shares issued on the Grant Date unless and until such shares have been recorded on the Company's official shareholder records as having been issued and transferred.

Section 6. Miscellaneous Provisions.

(a)
No Retention Rights. Nothing in this Agreement shall confer upon the Grantee any right to continue in the service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Grantee, which rights are hereby expressly reserved by each, to terminate his service at any time and for any reason, with or without cause, in accordance with the Consulting Agreement.

(b)
Plan and Consulting Agreement. The provisions of the Plan and the Consulting Agreement are incorporated by reference into these terms and conditions. To the extent any provision of this Agreement conflicts with the Plan, the terms of the Plan shall govern, except where indicated in this Agreement that the terms of the Consulting Agreement shall govern. Grantee acknowledges receipt of a copy of the Plan and the Consulting Agreement and represents that he has reviewed the Plan and the Consulting Agreement and is familiar with the terms and provisions thereof. Grantee hereby accepts this Agreement and the terms of the Plan and the Consulting Agreement.

(c)
Notices. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address most recently provided by the Grantee to the Company.

(d)
Entire Agreement; Amendments. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied), other than the Consulting Agreement, which relate to the subject matter hereof. The Compensation Committee shall have authority, subject to the express provisions of the Plan, to interpret this Agreement and the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to modify the terms and provisions of this Agreement (provided that no modification shall occur without the consent of the Grantee if it would alter or impair any rights of the Grantee or obligations of the Company under this Agreement), and to make all other determinations in the judgment of the Compensation Committee necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem necessary or desirable to carry it into effect. All action by the Compensation Committee under the provisions of this paragraph shall be final, conclusive and binding for all purposes.

(e)
Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof.

(f)
Successors. This Agreement is personal to the Grantee and, except as otherwise provided in the Plan, shall not be assignable by the Grantee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Grantee's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.

(g)
Severability. If any provision or portion of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion hereof, which remaining provision or portion hereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion hereof eliminated.

(h)	Headings. The headings and captions in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(i)
Compliance with Law. Notwithstanding anything to the contrary that may be contained in the Consulting Agreement or this Agreement, no grant will be made to Consultant or other action taken pursuant to the Consulting Agreement or this Agreement, in violation of any law, including 409A and the TARP Regulations.

This Agreement is executed by the Company and the Grantee as of the date and year first written above.

Dated: November 8, 2013	Flagstar Bancorp, Inc.

/s/ Paul D. Borja
Paul D. Borja Executive Vice-President and Chief Financial Officer

GRANTEE
Signature of Recipient

/s/ Joseph P. Campenelli
Joseph P. Campenelli

EXHIBIT C

PERFORMANCE GOALS

The substantial completion of each of the following, as determined in the reasonable discretion of the Compensation Committee:

1.
Complete an orderly transition of key counterparties to the new CEO. Attend industry meetings as appropriate with: Freddie Mac, Fannie Mae, Ginnie Mae, HUD, U.S. Department of Treasury, OCC, FDIC and FHLB - Indianapolis.

2.	Participate as requested in key stakeholder discussions with executive team, employees, investors, customers and regulators.

3.	Assist in the orderly and timely resolution of key legal matters.

4.	Assist in resolving any significant employee relations issues.

5.	Manage the divestiture and closing of the New England lending and specialty lending business such that at least 90% of each is disposed of at par or better pricing.

6.
Manage the divestiture and closing of substantially all of the loans, assets, facilities and employees in the New England Middle Market business such that facilities' breakage costs and severance costs do not exceed plan or forecast by more than $250,000 in the aggregate.

7.	Advise and assist on MARI/601 FHA Loan Sales.

8.	Advise and assist on restructuring of MSR/Servicing Project aka Wolverine.
Any of the foregoing may be waived in the sole discretion of the Compensation Committee in the event of changed circumstances or material intervening events.

EXHIBIT D

FLAGSTAR BANCORP, INC.
2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is effective as of November 1, 2012 (the “Grant Date”) by and between Flagstar Bancorp, Inc., a Michigan corporation (the “Company”) and Joseph P. Campanelli (the “Grantee” or “you”).
Whereas, the Company sponsors and maintains the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (the “Plan”); and
Whereas, the Grantee, as an Eligible Person, has been selected by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to receive a grant of Restricted Stock under the Plan;
Now, therefore, the Company and the Grantee hereby agree as follows:
Section 1. General. This Agreement and the Restricted Stock granted hereunder are subject in all respects to the terms and conditions of the Plan. The Grantee shall have no direct or secured claim in any specific assets of the Company or any stock which may be issued to Grantee hereunder and will have the status of a general unsecured creditor of the Company. Capitalized terms used in this Agreement without further definition shall have the same meanings given to such terms in the Plan.

Section 2. Grant of Restricted Stock. The Company hereby awards to the Grantee, as of the Grant Date, __________ shares of Restricted Stock corresponding to shares of the Company common stock, $0.01 par value (the “Common Stock”).

Section 3. Vesting. The Restricted Stock awards granted by the Company hereunder shall vest upon the Company's determination that the “Performance Goals” described in Exhibit C to the Consulting Agreement between the Company and the Grantee effective as of November 1, 2012 have been satisfied, provided that you have been in continuous service for the Company as a consultant at all times from the Grant Date until the satisfaction of the Performance Goals. If your service as a consultant is voluntarily or involuntarily terminated for any reason prior to the vesting date of all of your Restricted Stock, your unvested Restricted Stock shall be forfeited in accordance with the Plan.

Section 4. Withholding Taxes. Based on current tax laws, you will not be taxed on your Restricted Stock until it vests. At the time of vesting, the Company will treat the Fair Market Value (as defined in the Plan) of the vested Restricted Stock as compensation taxable to you as ordinary income, unless you have made an 83(b) election, as described below. The Fair Market Value will be determined in accordance with the terms of the Plan.

Grantee acknowledges and accepts that the award of Restricted Stock grants hereunder may result in application of the Alternate Minimum Tax and that estate and/or other taxes may apply with respect to the award of Restricted Stock grants hereunder in the event of Grantee's death. Grantee understands he or she should seek tax advice regarding this award and any shares issuable hereunder.
You may make an election under Section 83(b) of the Internal Revenue Code (the “Code”) to include in your gross income in the year of this award the amount specified in Section 83(b) of the Code. If you make such an election, you must notify the Company in writing within 10 days after filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.
You acknowledge that it is your sole responsibility and not the Company's to timely file the election under Section 83(b) of the Code, even if you request the Company or its representatives to make this filing on your behalf.
Before any Restricted Stock may be delivered to you, you must satisfy your obligation for federal, state and local tax withholding on the Restricted Stock (the Restricted Withholding), if any. You hereby irrevocably elect to satisfy any such obligation by allowing the Company to withhold an amount of Restricted Stock from this award having a value equal to the amount required to be withheld. The value of the Restricted Stock to be withheld shall be based on the Fair Market Value of the Shares on the date the amount of tax to be withheld is to be determined. If you make an election under Section 83(b) of the Code, you must remit to the Company an amount sufficient to satisfy all Restricted Withholding at the time of your election. Your failure to timely submit the Restricted Withholding may result in forfeiture of your Restricted Stock.

Subject to your obligation to remit an amount sufficient to satisfy all Restricted Withholding, if any, if you make an election under Section 83(b) of the Code, you hereby acknowledge and agree that you are responsible for determining your tax obligations as a result of the transactions contemplated by this Agreement.
Section 5. Issuance of Shares. The Restricted Stock shall be held in escrow by the Secretary of the Company until such time as the shares of Restricted Stock vest or are forfeited. Upon the vesting of such Restricted Stock and the satisfaction of the other terms and conditions of this Agreement, the Company will deliver shares of stock net of applicable taxes, if any, to Grantee.

Section 6. Rights While Shares Are Restricted. While your Restricted Stock remains unvested, you will not be entitled to any dividends paid on the Restricted Stock or to any voting rights.

Section 7. Non‑Transferability of Restricted Stock Grants. Until the date your shares of Restricted Stock become vested, you may not assign or otherwise transfer the Restricted Stock except as provided in the Plan. Once your shares of Restricted Stock vest, you may not be able to immediately sell your shares depending on securities laws. Any inability to sell or transfer the Restricted Stock will not relieve you of the obligation to pay any required withholding taxes at the time of vesting (see discussion above under “Withholding Taxes”).

Section 8. Miscellaneous Provisions.

a.
No Retention Rights. Nothing in this Agreement shall confer upon the Grantee any right to continue in the service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without cause.

b.
Antidilution. In the event that any change in the outstanding shares of Common Stock of the Company (including an exchange of Common Stock for stock or other securities of another corporation) occurs by reason of a Common Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate changes, other than for consideration received by the Company therefore, the number of shares of stock granted hereunder shall be appropriately adjusted by the Compensation Committee, whose determination shall be conclusive, final and binding; provided, however that fractional shares shall be rounded to the nearest whole share. In the event of any other change in the Common Stock, the Compensation Committee shall in its sole discretion determine whether such change equitably requires a change in the number or type of shares of stock granted hereunder and any adjustment made by the Compensation Committee shall be conclusive, final and binding.

c.
Plan. The provisions of the Plan are incorporated by reference into these terms and conditions. To the extent any provision of this Agreement conflicts with the Plan, the terms of the Plan shall govern. Grantee acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the Plan and is familiar with the terms and provisions thereof. Grantee hereby accepts this Agreement and the terms of the Plan.

d.
Notices. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address most recently provided by the Grantee to the Company.

e.
Entire Agreement; Amendments. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. The Compensation Committee shall have authority, subject to the express provisions of the Plan, to interpret this Agreement and the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to modify the terms and provisions of this Agreement (provided that no modification shall occur without the consent of the Grantee if it would alter or impair any rights of the Grantee or obligations of the Company under this Agreement), and to make all other determinations in the judgment of the Compensation Committee necessary or desirable for the fair and lawful administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem necessary or desirable to carry it into effect. All action by the Compensation Committee under the provisions of this paragraph shall be final, conclusive and binding for all purposes.

f.
Forfeiture. Notwithstanding anything to the contrary in this Agreement or the Plan, following the Grantee's termination of service with the Company, if Grantee violates any post‑termination obligation to the Company or any subsidiary, which violation is not cured to the reasonable satisfaction of the Company within ten (10) days after delivery by the Company of notice to the Grantee specifying the nature of such violation in reasonable detail, the Grantee shall return to the Company, immediately upon demand by the Company, the proceeds resulting from this Agreement, irrespective of whether the post‑termination agreement is enforceable under applicable law.

g.
Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof.

h.
Successors. This Agreement is personal to the Grantee and, except as otherwise provided above, shall not be assignable by the Grantee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Grantee's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.

i.
Severability. If any provision or portion of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion hereof, which remaining provision or portion hereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion hereof eliminated.

j.	Headings. The headings and captions in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

This Agreement is executed by the Company and the Grantee as of the date and year first written above.

Dated: November 8, 2012	Flagstar Bancorp, Inc.

/s/ Paul D. Borja
Paul D. Borja Executive Vice-President and Chief Financial Officer

GRANTEE
Signature of Recipient

/s/ Joseph P. Campenelli
Joseph P. Campenelli